FORM NSAR Q77O Transactions effected pursuant to Rule 10f3 Fidelity Rutland Square Trust II

Fund	Strategic Advisers Growth Fund
Trade Date	11/7/2013
Settle Date	11/13/2013
Security Name	Twitter, Inc.
CUSIP	90184L102
Price	$26.00
Shares Purchased	174,563
Transaction Value	$4,538,638.00
Class Size	70,000,000
% of Offering	0.2494%
Underwriter Purchased From	Goldman Sachs & Co.
Underwriting Members: (1)	Goldman Sachs & Co.
Underwriting Members: (2)	Morgan Stanley & Co. LLC
Underwriting Members: (3)	JP Morgan Securities
Underwriting Members: (4)	Merrill Lynch
Underwriting Members: (5)	Deutsche Bank Securities
Underwriting Members: (6)	Allen & Company LLC
Underwriting Members: (7)	Code Advisors, LLC